GODADDY INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT GRANT AND RESTRICTED STOCK UNIT AGREEMENT
Terms defined in the GoDaddy Inc. 2015 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement (the “Notice of Grant”), including the Terms and Conditions of Restricted Stock Unit Grant, and all exhibits to these documents (all together, the “Agreement”).
Participant has been granted this Restricted Stock Unit (“RSU”) Grant with terms below and subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant
Grant Number
Grant Date
Target Number of RSUs
Maximum Number of RSUs	200% of Target
Performance Period	January 1, [_], through December 31, [_]
Vesting Schedule:
Except to the extent vesting occurs as provided in Section 6 of the Terms and Conditions of Restricted Stock Unit Grant, the number of RSUs that will become eligible to vest according to the applicable vesting schedule below (“Eligible RSUs”) will depend upon achievement of the Performance Goal during the Performance Period set forth in the Performance Matrix, attached hereto as Exhibit B.
If a Change in Control does not occur before the last day of the Performance Period, the Eligible RSUs will vest on the later of (i) the date the Board or the Compensation Committee of the Board, as applicable (in either case, the “Committee”) certifies in writing the extent to which the Performance Goal is achieved, which will be as soon as administratively practicable following the end of the Performance Period, or (ii) March 1 of the year following the end of the Performance Period (such later date, the “Vesting Date”). Notwithstanding the foregoing, in no event shall the Vesting Date occur later than March 15 of the year following the end of the Performance Period.
If a Change in Control occurs before the last day of the Performance Period, then the Committee will certify in writing the extent to which the Performance Goal is achieved during the Adjusted Performance Period (as described in Exhibit B), and 100% of the Eligible RSUs will vest on the last day of the Performance Period (the “Change in Control Vesting Date”) if Participant continues to be a Service Provider through such date, subject to the terms set forth in “Vesting Acceleration” section below.
Except as provided in Section 6 or 7 of the Agreement, if Participant ceases to be a Service Provider for any or no reason before Participant vests in the RSUs, the unvested RSUs will terminate pursuant to the terms of Section 5 of the Terms and Conditions of Restricted Stock Unit Grant.
Vesting Acceleration:
The vesting of the RSUs shall be subject to any vesting acceleration provisions applicable to the RSUs contained in any agreement between (i) Participant and (ii) the Company or any Parent or Subsidiary.

Participant’s signature below indicates that:
(i)He or she agrees that this Restricted Stock Unit Grant is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.
(ii)He or she understands that the Company is not providing any tax, legal or financial advice and is not the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Shares.
(iii)He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal and financial advisors prior to signing this Agreement and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal and financial advisors before taking any action related to the Plan.
(iv)He or she has read and agrees to each provision of Section 10 of this Agreement.
(v)He or she will notify the Company of any change to the contact address below.
PARTICIPANT

Signature
Address:

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant. The Company grants the Participant an award of RSUs as described on the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with Participant governing such Award, the forgoing documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing this Award.
2.Company’s Obligation to Pay. Each RSU represents the right to receive a Share on the date it vests. Unless and until an RSU has vested in the manner set forth in Sections 3, 4, 6 or 7 Participant will have no right to payment of with respect to any such RSU. Prior to actual payment of any vested RSU, the RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any RSUs that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 8). Subject to the provisions of Sections 4 and 8, vested RSUs will be paid in whole Shares as soon as practicable after vesting, but in no event later than (i) March 15 of the year following the end of the Performance Period, if the Participant has not experienced a termination of status as a Service Provider due to Death or Disability prior to the Vesting Date (or Change in Control Vesting Date, if applicable) or (ii) if the Participant has experienced a termination of status as a Service Provider due to Death or Disability, 60 days after the date of Death or Disability.
3.Vesting Schedule. The RSUs will only vest under the Vesting Schedule on the Notice of Grant or as set out in Section 4, 6 or 7 of this Agreement. Except to the extent provided in the “Vesting Acceleration” section of the Notice of Grant or provided in Section 6 or 7 below, RSUs scheduled to vest on a date or upon the occurrence of a condition will not vest unless Participant continues to be a Service Provider beginning on the Grant Date through the date that the vesting is scheduled to occur. The Administrator may modify the vesting schedule pursuant to its authority under the Plan if Participant takes a leave of absence or has a reduction in hours worked.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of any RSUs at any time, subject to the terms of the Plan. In that case, the RSUs will be vested as of the date and to the extent specified by the Administrator and will be paid as provided in Section 2 above. The payment of Shares vesting pursuant to this Section 4 will be paid at a time or in a manner that is exempt from, or complies with, Code Section 409A.
5.Forfeiture upon Termination of Status as a Service Provider. Except to the extent provided in the “Vesting Acceleration” section of the Notice of Grant or as otherwise provided under Section 6 or 7 below, any RSUs that have not vested as of the time of Participant’s termination as a Service Provider will cease vesting and will revert to the Plan on the Termination of Status Date, subject to Applicable Laws. The date of Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.
6.Death or Disability of Participant.
(a)In the event of a Participant’s termination of status as a Service Provider due to Death or Disability, the target number of RSUs will vest on the Termination of Status Date, and become payable in accordance with Section 2 above and shall be pro rated based on a fraction, the numerator of which is the sum of the number of calendar days of the Performance Period occurring prior to the Death or Disability and 365, and the denominator of which shall be the total number of days in the Performance Period, provided that such fraction shall in no event be greater than one (1). For purposes of the Agreement, (i) “Death” shall mean the Participant’s death under circumstances covered by the Company’s group term life insurnace policies and (ii) “Disability” has the meaning set forth in the Participant’s employment agreement (if any) to the extent within the meaning of Code Section 409A, or if not so defined, shall mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(b)Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate or, if the

Administrator permits, Participant’s designated beneficiary. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Qualifying Retirement. In the event of a Participant’s termination of status as a Service Provider after the first anniversary of the Grant Date due to a Qualifying Retirement, the RSUs shall remain outstanding and shall continue to be eligible to be earned (to the extent of actual achievement of the Performance Goal) and to vest on the Vesting Date (or if earlier, the Change in Control Vesting Date). For purposes of this Agreement, a “Qualifying Retirement” means a Participant’s termination of status as a Service Provider at a time when the Participant is in good standing and when the sum of the Participant’s age and years of service (as determined by the Administrator or its delegate) is equal to or greater than 75.
8.Tax Obligations.
(a)Tax Withholding.
(i)No Shares issuable on a vesting date will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends (“Tax-Related Items”) that the Administrator determines must be withheld. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by the Appendix. If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time any applicable RSUs otherwise are scheduled to vest pursuant to Sections 3 or 4 or Tax-Related Items related to RSUs otherwise are due, Participant will permanently forfeit such RSUs and any right to receive Shares thereunder and the RSUs will be returned to the Company at no cost to the Company. To the extent the RSUs become subject to social security, Medicare or other payroll tax before a Scheduled Vesting Date, then the Company shall have the right to withhold from other sources of income to satisfy such obligations, or to require the Participant to arrange for payment of such amounts.
(ii)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent) and, until determined otherwise by the Company, this will be the method by which such tax withholding obligations are satisfied, subject to Applicable Law.
(iii)The Company also has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant.
(iv)Further, if Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or Participant’s Employer (the “Employer”), or former Employer may withhold or account for tax in more than one jurisdiction.
(v)Regardless of any action of the Company or the Employer, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
(b)Code Section 409A. This Section 7(b) may not apply if the Participant is not a U.S. taxpayer.
(i)If the vesting of any RSUs is accelerated in connection with Participant’s termination of status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A) and if (x) Participant is a “specified employee” within the meaning of Code

Section 409A at the time of such termination as a Service on the Provider and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated RSUs will not be made until the first day after the end of the 6-month period.
(ii)If the termination as a Service Provider is due to death, the delay under Section 7(b)(i) will not apply. If Participant dies following his or her termination as a Service Provider, the delay under Section 7(b)(i) will be disregarded and the RSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(iii)All payments and benefits under this Agreement are intended to be exempt from, or comply with, the requirements of Code Section 409A so that none of the RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A and the Company and Participant intend that any ambiguities be interpreted so that the RSUs are exempt from or comply with Code Section 409A.
(iv)Each payment under this Agreement is intended to be a separate payment as described in Treasury Regulations Section 1.409A-2(b)(2).
(v)A “Disability” will not be deemed to have occurred unless it is a “disability” under Code Section 409A.
9.Forfeiture or Clawback. The RSUs (including any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued upon vesting) will be subject to any compensation recovery or clawback policy implemented by the Company before the date of this Agreement or adopted after the date of this Agreement in order to comply with the requirements of Applicable Laws.
10.Rights as Stockholder. Participant’s rights as a stockholder of the Company, including as to voting Shares and the receipt of dividends and distributions on such Shares will not begin until the shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
11.Acknowledgments and Agreements. Participant’s signature on the Notice of Grant accepting the grant of RSUs, indicates that:
(a)PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, AND GRANTED THESE RSUS WILL NOT RESULT IN VESTING.
(b)PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF PARTICIPANT’S EMPLOYER (OR ENTITY TO WHICH HE OR SHE IS PROVIDING SERVICES) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.
(c)Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.
(d)Participant agrees that delivery of any documents related to the Plan or Awards under the Plan, including the Plan, the Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. The Participant consents to the electronic delivery of the Plan documents and this Award Agreement. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.
(e)Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive and final.
(f)Participant agrees that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(g)Participant agrees that the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past.
(h)Participant agrees that all decisions regarding future Awards, if any, will be at the sole discretion of the Company.
(i)Participant agrees that he or she is voluntarily participating in the Plan.
(j)Participant agrees that the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.
(k)Participant agrees that the RSUs and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.
(l)Participant agrees that the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;
(m)Participant agrees that, for purposes of the RSUs, Participant’s engagement as a Service Provider will be considered terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Administrator.
(n)Participant agrees that any right to vest in the RSUs under the Plan, if any, will terminate as of the Termination of Status date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or Participant’s engagement agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).
(o)Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her RSUs (including whether Participant may still be considered to be providing services while on a leave of absence).
(p)Participant agrees that none of the Company, the Employer, or any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
(q)Participant has read and agrees to the Data Privacy Provisions of Section 11 of this Agreement.

(r)Participant agrees that no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any), and in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives his or her ability, if any, to bring any such claim, and releases the Company and all members of the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
12.Data Privacy.
(a)Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer, the Company and any member of the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
(b)Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
(c)Participant understands that Data will be transferred to one or more a stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan.
(d)Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides in certain jurisdictions outside the United States, to the extent required by Applicable Laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these RSUs, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing these consents on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company will not be able to grant Participant awards under the Plan or administer or maintain awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan (including the right to retain the RSUs ). Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of Participant’s refusal to consent or withdrawal of consent.
13.Miscellaneous.
(a)Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260 until the Company designates another address in writing.
(b)Non-Transferability of RSUs. The RSUs may not be transferred other than by will or the laws of descent or distribution.

(c)Binding Agreement. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties to this Agreement.
(d)Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to, Participant (or his or her estate), no issuance will occur until such condition has been satisfied in a manner acceptable to the Company. The Company will try to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
(e)Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
(f)Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.
(g)Non-U.S. Appendix. The RSUs are subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country (the “Appendix”). If Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
(h)Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant's acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agree that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant's services are performed.
(i)Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to these RSUs, or to comply with other Applicable Laws.
(j)Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.

EXHIBIT B
PERFORMANCE MATRIX
Performance-Based Vesting Component. The number of Eligible RSUs (if any) will be determined based on how the total shareholder return (“TSR”) of the Company during the Performance Period compares to the TSRs of the Indexed Companies (as defined below) during the Performance Period. “Indexed Companies” means the companies that are set forth in Exhibit C and remain actively traded on a nationally recognized stock exchange from the beginning of the Performance Period through the end of the Performance Period or Adjusted Performance Period (as defined below), as applicable. For the avoidance of doubt, if any company ceases to be actively traded on a nationally recognized stock exchange during the Performance Period or Adjusted Performance Period (as applicable), such company will cease to be an Indexed Company.
Relative TSR. Except as provided under the section below entitled “Change in Control,” the number of Vested RSUs (if any) will be determined based on the TSR of the Company (the “Company TSR”) during the Performance Period relative to the TSRs of the Indexed Companies (each, an “Indexed Company TSR”) during the Performance Period, determined as follows:
1.Step 1: Calculate the beginning price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the 30 consecutive trading days ending with the last trading day before the beginning of the Performance Period (each, a “Beginning Price”). For the purpose of determining Beginning Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the 30-trading-day measurement period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.
2.Step 2: Calculate the ending price with respect to the Company and each Indexed Company by determining the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the 30 consecutive trading days ending on the last trading day of the Performance Period (each, an “Ending Price”). For the purpose of determining Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.
3.Step 3: Calculate the Company TSR and each Indexed Company TSR by applying the following formula: (Ending Price/Beginning Price)-1. The Company TSR and each Indexed Company TSR will each be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) rounded to two decimal places (applying standard rounding principles).
4.Step 4: Rank the Company TSR and the Indexed Company TSRs from highest (highest positive percentage) to lowest (highest negative percentage).
5.Step 5: Based on the percentile ranking of the Company TSR relative to the Indexed Company TSRs under Step 4, calculate the number of RSUs that will become Eligible RSUs (if any) by determining the product of (x) the Applicable Percentage (in the table below) multiplied by (y) the Target Number of RSUs, with the number of resulting Eligible RSUs rounded to the nearest whole RSU (applying standard rounding principles).

The Applicable Percentage will be determined as follows:

Percentile Rank	Applicable Percentage of Target Number of RSUs That Become Eligible RSUs
Below 25th percentile	None
25th percentile	50%
50th percentile	100%
85th percentile	200%
If the Company TSR ranks among the Indexed Company TSRs at a percentile that falls between the percentile thresholds set forth above, the Applicable Percentage will be determined based on a linear interpolation between the corresponding Applicable Percentages for such thresholds.
The Committee’s determination as to the number of RSUs that become Eligible RSUs (if any) will be deemed to be final and binding on Participant and any other holder of this Award and will be given the maximum deference permitted by Applicable Laws.
Change in Control. Notwithstanding the foregoing section entitled “Relative TSR,” if Participant remains a Service Provider through immediately prior to a Change in Control occurring before the last day of the Performance Period, the number of RSUs that will become Eligible RSUs (if any) will be calculated applying Steps 1 through 5, except as follows:
(a)Rather than being determined based on the Company TSR relative to the Indexed Company TSRs during the Performance Period, the number of Eligible RSUs (if any) will instead be determined based on the Company TSR during the period beginning on the first day of the Performance Period and ending on the date that is 5 business days prior to the Change in Control occurs (the “Adjusted Performance Period”) relative to the Indexed Company TSRs during the Adjusted Performance Period, and any references to the “Performance Period” under the “Relative TSR” section will refer to the “Adjusted Performance Period.”
(b)The Ending Price for purposes of calculating Company TSR will equal the price payable for a Share in connection with the Change in Control, with the final determination of the amount so payable determined by the Committee. For the purpose of determining Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Adjusted Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.
(c)The Ending Prices for each share of an Indexed Company will be the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the 30 consecutive trading days ending on the last trading day of the Adjusted Performance Period. For the purpose of determining Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Adjusted Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.
(d)Immediately prior to the Change in Control, the Committee will certify in writing the Company TSR percentile rank relative to the Indexed Company TSRs and the number of Eligible RSUs.
All determinations regarding the Beginning Price, the Ending Price, the Company TSR, the Indexed Company TSRs, and the Applicable Percentage will be made by the Committee in its sole discretion and all such determinations will be final and binding on all parties.

EXHIBIT C

Company Name	Exchange:Ticker
1-800-FLOWERS.COM, Inc.	NasdaqGS:FLWS
21Vianet Group, Inc.	NasdaqGS:VNET
2U, Inc.	NasdaqGS:TWOU
Akamai Technologies, Inc.	NasdaqGS:AKAM
Alarm.com Holdings, Inc.	NasdaqGS:ALRM
Alibaba Group Holding Limited	NYSE:BABA
Alphabet Inc.	NasdaqGS:GOOG
Amazon.com, Inc.	NasdaqGS:AMZN
Anaplan, Inc.	NYSE:PLAN
AppFolio, Inc.	NasdaqGM:APPF
Arista Networks, Inc.	NYSE:ANET
Autohome Inc.	NYSE:ATHM
Baidu, Inc.	NasdaqGS:BIDU
Baozun Inc.	NasdaqGS:BZUN
Benefitfocus, Inc.	NasdaqGM:BNFT
Blucora, Inc.	NasdaqGS:BCOR
Boingo Wireless, Inc.	NasdaqGS:WIFI
Booking Holdings Inc.	NasdaqGS:BKNG
Brightcove Inc.	NasdaqGS:BCOV
Cimpress plc	NasdaqGS:CMPR
Cogent Communications Holdings, Inc.	NasdaqGS:CCOI
Cornerstone OnDemand, Inc.	NasdaqGS:CSOD
CoStar Group, Inc.	NasdaqGS:CSGP
Coupa Software Incorporated	NasdaqGS:COUP
Criteo S.A.	NasdaqGS:CRTO
eBay Inc.	NasdaqGS:EBAY
eGain Corporation	NasdaqCM:EGAN
Endurance International Group Holdings, Inc.	NasdaqGS:EIGI
Envestnet, Inc.	NYSE:ENV
Etsy, Inc.	NasdaqGS:ETSY
Eventbrite, Inc.	NYSE:EB
Expedia Group, Inc.	NasdaqGS:EXPE
Facebook, Inc.	NasdaqGS:FB
Five9, Inc.	NasdaqGM:FIVN
Gogo Inc.	NasdaqGS:GOGO
Groupon, Inc.	NasdaqGS:GRPN
Grubhub Inc.	NYSE:GRUB
IAC/InterActiveCorp	NasdaqGS:IAC
j2 Global, Inc.	NasdaqGS:JCOM
JD.com, Inc.	NasdaqGS:JD
JOYY Inc.	NasdaqGS:YY
Lands' End, Inc.	NYSE:LE

Liquidity Services, Inc.	NasdaqGS:LQDT
LivePerson, Inc.	NasdaqGS:LPSN
LogMeIn, Inc.	NasdaqGS:LOGM
MakeMyTrip Limited	NasdaqGS:MMYT
Match Group, Inc.	NasdaqGS:MTCH
MercadoLibre, Inc.	NasdaqGS:MELI
Momo Inc.	NasdaqGS:MOMO
NetEase, Inc.	NasdaqGS:NTES
Netflix, Inc.	NasdaqGS:NFLX
New Relic, Inc.	NYSE:NEWR
NIC Inc.	NasdaqGS:EGOV
Nutanix, Inc.	NasdaqGS:NTNX
Okta, Inc.	NasdaqGS:OKTA
Overstock.com, Inc.	NasdaqGM:OSTK
PetMed Express, Inc.	NasdaqGS:PETS
QuinStreet, Inc.	NasdaqGS:QNST
Sea Limited	NYSE:SE
Shutterstock, Inc.	NYSE:SSTK
SINA Corporation	NasdaqGS:SINA
Snap Inc.	NYSE:SNAP
Sogou Inc.	NYSE:SOGO
Sohu.com Limited	NasdaqGS:SOHU
SPS Commerce, Inc.	NasdaqGS:SPSC
Stamps.com Inc.	NasdaqGS:STMP
Stitch Fix, Inc.	NasdaqGS:SFIX
Switch, Inc.	NYSE:SWCH
TechTarget, Inc.	NasdaqGM:TTGT
The Meet Group, Inc.	NasdaqCM:MEET
Trip.com Group Limited	NasdaqGS:TCOM
TripAdvisor, Inc.	NasdaqGS:TRIP
TrueCar, Inc.	NasdaqGS:TRUE
Twitter, Inc.	NYSE:TWTR
VeriSign, Inc.	NasdaqGS:VRSN
Vipshop Holdings Limited	NYSE:VIPS
Wayfair Inc.	NYSE:W
Weibo Corporation	NasdaqGS:WB
Wix.com Ltd.	NasdaqGS:WIX
Yandex N.V.	NasdaqGS:YNDX
Zillow Group, Inc.	NasdaqGS:ZG

EXHIBIT D
APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT
Terms and Conditions
This Appendix to Restricted Stock Unit Agreement (the “Appendix”) includes additional terms and conditions that govern the RSUs granted to me under the Plan if I reside in one of the countries listed below on the Grant Date or I move to one of the listed countries. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of February 15, 2015. Such Applicable Laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you sell Shares acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. You are advised to seek appropriate professional advice as to how the Applicable Laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfers employment after the RSUs are granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to you, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.
BOSNIA AND HERZEGOVINA
No country-specific provisions.
BRAZIL
Notifications
Report of Overseas Assets. If you are resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include, but are not limited to, the Shares acquired under the Plan.
BULGARIA
Notifications
Securities Disclaimer. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Bulgaria.
CANADA
Terms and Conditions
Labor Law Acknowledgement. In the event of the termination of my status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any RSUs granted to me under the Plan, if any, will terminate effective as of the date that is the earlier of: (i) my Termination of Status Date; (ii) the date that I receive written notice of termination of my status as a Service

Provider from the Company or the Employer (regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); or (iii) the date that I am no longer actively employed by the Company Group, with such date being determined by the Company in its sole discretion.
The following provisions will apply if you are a resident of Quebec:
Authorization to Release Necessary Personal Information. I hereby authorize the Company Group and its representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. I further authorize the Company Group and its designated Plan broker(s) to disclose and discuss the Plan with their advisors. I further authorize the Employer to record such information and to keep such information in my employee file.
English Language Provision. I hereby provide my consent to receive Plan information in English through my participation in the Plan. Specifically, I acknowledge as follows:
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Disposition relative à l’utilisation de la langue anglaise. Par la présente, je consens à recevoir les informations relatives au Plan en anglais par le biais de mon participation au Plan. Particulièrement, je reconnais comme suit:
Les parties reconnaissent avoir exigé la rédaction en anglais du Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention.
COLOMBIA
No country-specific provisions.
CZECH REPUBLIC
Notifications
Securities Disclaimer. The participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Czech Republic.
GREECE
Notifications
Securities Disclaimer. The participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Greece.
INDIA
Notifications
Exchange Control Information. Indian residents are required to repatriate any cash dividends paid on Shares acquired under the Plan and any proceeds from the sale of such Shares to India within 90 days of receipt. Upon repatriation, the individual will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency and he or she should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Tax Reporting Obligation. Indian residents are required to declare the following items in their annual tax return: (i) any foreign assets held by them (including Shares acquired under the Plan), and (ii) any foreign bank accounts for which they have signing authority. It is your responsibility to comply with applicable foreign asset tax laws in

India and you should consult with your personal tax advisor to ensure that you are properly reporting your foreign assets and bank accounts.
ISRAEL
Notifications
Securities Notification. The grant of the RSUs under the Plan is exempt from securities reporting and disclosure requirements with the Israel Securities Authority.
Tax Notification. The RSUs are not intended to qualify for tax qualified treatment in Israel, including without limitation, under Section 102 of the Israeli Ordinance and Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.
KENYA
No country-specific provisions.
LITHUANIA
Securities Disclaimer. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Lithuania.
MEXICO
Notifications
Further Employment and Labor Law Acknowledgments. Through the Agreement, you acknowledge that as an employee of a Mexican company you are entitled to participate in the Plan, therefore you have the entire right to participate or not.
You accept and acknowledge that your sole and exclusive Employer is the Company’s Mexican affiliate, therefore, any and all provisions in the Agreement establishing or making reference to the Employer, employment, employment agreement or employment relationship, means and refers exclusively to the Company’s Mexican affiliate, as your Employer.
NETHERLANDS
Prohibition Against Insider Trading
You should be aware of the Dutch insider trading rules, which may affect the sale of shares acquired under the Plan.  In particular, you may be prohibited from effecting certain share transactions if you have insider information regarding the Company.  Below is a discussion of the applicable restrictions.  You are advised to read the discussion carefully to determine whether the insider rules could apply to you.  If it is uncertain whether the insider rules apply, the Company recommends that you consult with a legal advisor.  The Company cannot be held liable if you violate the Dutch insider trading rules.  You are responsible for ensuring your compliance with these rules.
Dutch securities laws prohibit insider trading.  As of 3 July 2016, the European Market Abuse Regulation (MAR), is applicable in the Netherlands. For further information, you are referred to the website of the Authority for the Financial Markets (AFM): https://www.afm.nl/en/professionals/onderwerpen/marktmisbruik.
Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch Affiliate may have inside information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such inside information. By entering into this Agreement and participating in the Plan, you acknowledge having read and understood the notification above and acknowledge that it is your responsibility to comply with the Dutch insider trading rules, as discussed herein.

Securities Disclaimer. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Netherlands.

ROMANIA

Notifications

Exchange Control Information. If you deposit the proceeds from the sale of Shares issued to you at vesting and settlement of the Award in a bank account in Romania, you may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. You should consult your personal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

RUSSIA

Terms and Conditions

U.S. Transaction. You understand that acceptance of the grant of the Award results in a contract between the you and the Company completed in the United States and that the Agreement are governed by the laws of the Commonwealth of Delaware, without regard to choice of law principles thereof. Any Shares acquired under the Plan shall be delivered to you through a brokerage account in the U.S. You may hold the Shares in your brokerage account in the U.S.; however, in no event will Shares issued to you under the Plan be delivered to you in Russia. You are not permitted to sell the Shares directly to other Russian legal entities or individuals.

Notifications

Securities Law Information. Your employer is not in any way involved in the offer of the Award or administration of the Plan. The Agreement, the Plan and all other materials you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of Shares under the Plan has not and will not be registered in Russia and hence the Shares described in any Plan-related documents may not be offered or placed in public circulation in Russia.

Please note that, under the Russian law, you are is not permitted to sell or otherwise alienate the Shares directly to other Russian individuals and you are not permitted to bring share certificates into Russia.

Exchange Control Information. You are is responsible for complying with all currency control laws and regulations in Russia that may apply to participation in the Plan. Within a reasonably short time after the receipt of any funds resulting from the Award (e.g., sale proceeds, dividends, etc.), the funds must be repatriated to Russia and credited to a Russian resident Recipient through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. You should consult your personal advisor before remitting any funds into Russia, as exchange control requirements are subject to change at any time, often without notice.
SINGAPORE
Notifications
Securities Law Information. The grant of RSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Further, the RSUs granted under the Plan are subject to section 257 of the SFA and you are not permitted to sell, or offer to sell, any Shares in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Obligation. Directors, associate directors or shadow directors of a Singapore Parent, Subsidiary or affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., RSUs granted under the Plan or Shares) in the Company or any Parent, Subsidiary or affiliate, (ii) any change in previously-disclosed interests (e.g., upon the issuance of Shares upon vesting of the RSUs granted under the Plan), or (iii) becoming a director, associate director or shadow director of a Parent, Subsidiary or affiliate in Singapore, if the individual holds such an interest at that time.
Insider Trading Notification. You should be aware of the Singapore insider-trading rules as these rules may impact your ability to acquire or dispose of Shares or rights to acquire Shares (e.g., RSUs granted under the Plan). Under the Singapore insider trading rules, you are prohibited from selling Shares when you are in possession of information concerning the Company which is not generally available and which you know or should know will have a material effect on the price of such Shares once such information is generally available.
UNITED KINGDOM
Terms and Conditions
Tax Obligations. The following provision supplements Section 7 of the Agreement:
Tax-Related Items shall include primary and to the extent legally possible secondary class 1 National Insurance Contributions (“NICs”).
I agree that the Company or the Employer may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right I may have to recover any overpayment from relevant UK tax authorities. If payment or withholding of any income tax liability arising in connection with my participation in the Plan is not made by me to the Employer within ninety (90) days of the event giving rise to such income tax liability or such other period specified in Section 222(1)(c) of the UK Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), I understand and agree that the amount of any uncollected income tax will constitute a loan owed by me to the Employer, effective on the Due Date. I understand and agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs, it will be immediately due and repayable by me, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Plan and/or this Agreement. Notwithstanding the foregoing, I understand and agree that if I am a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), I will not be eligible for such a loan to cover the income tax liability. In the event that I am a director or executive officer and the income tax is not collected from or paid by me by the Due Date, I understand that the amount of any uncollected income tax will constitute an additional benefit to me on which additional income tax and NICs will be payable. I understand and agree that I be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 NICs due on this additional benefit which the Company or the Employer may recover from you by any of the means referred to in the Plan and/or the Agreement.
Notification
Securities Disclaimer. Neither the Agreement nor the Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan is exclusively available in the UK to bona fide employees and former employees and any other UK Subsidiary.

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